EIGHTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS EIGHTH AMENDMENT dated as of October 28, 2015 to the Custody Agreement, originally made and entered into as of January 4, 2013, as amended May 16, 2013, July 24, 2013, October 5, 2013, October 29, 2013, April 10, 2014, November 18, 2014, and February 17, 2015, (the “Agreement”), is entered into by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add additional series, the Quantified STF Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS PREFERRED TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Catherine Ayers-Rigsby	By: /s/ Michael. R. McVoy

Printed Name: Catherine Ayers-Rigsby	Printed Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit B

to the

Custody Agreement – Advisors Preferred Trust (Fund Names)

Name of Series

OnTrack Core Fund

The Gold Bullion Strategy Fund

The Gold Bullion Strategy Portfolio

Quantified Managed Income Fund

Quantified All-Cap Equity Fund

Quantified Market Leaders Fund

Quantified Alternative Investment Fund

Quantified STF Fund

Spectrum Low Volatility Fund

QES Credit Dynamic Fund

QES Credit Long/Short Strategy Portfolio

Spectrum Advisors Preferred Fund

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